Exhibit 99

NEWS

For additional information contact: Benno Sand-Investor and Financial Media (952) 448-8936

FOR IMMEDIATE RELEASE

FSI International, Inc. Announces First Quarter Fiscal 2012 Financial Results

As anticipated, orders increased significantly to $22.9 million, representing a 48 percent improvement over the fiscal 2011 fourth quarter order level

MINNEAPOLIS (Dec. 20, 2011) — FSI International, Inc. (Nasdaq: FSII), a manufacturer of capital equipment for the microelectronics industry, today reported financial results for its fiscal 2012 first quarter ended November 26, 2011.

First Quarter Financial Results

First quarter fiscal 2012 sales increased 22 percent to $13.3 million, as compared to $10.9 million for the same period of fiscal 2011. The company’s net loss for the first quarter of fiscal 2012 was $3.0 million, or $0.08 per share, compared to a net loss of $2.5 million, or $0.06 per share for the first quarter last year. The first quarter financial results included $352,000 and $187,000 of stock-based compensation in fiscal 2012 and 2011, respectively.

Orders for the first quarter of fiscal 2012 increased 48 percent to $22.9 million, as compared to $15.5 million in the prior quarter and decreased 29 percent as compared to $32.3 million in the first quarter of fiscal 2011.

Balance Sheet

On November 26, 2011, the company maintained a strong balance sheet with approximately $109 million in assets, including $20 million in cash, restricted cash, cash equivalents and long-term marketable securities. At the end of the first quarter, the company had a current ratio of 5.0 to 1.0, no debt and a book value of $2.33 per share.

Company Outlook

Based upon the backlog and deferred revenue at the beginning of the quarter and quarter-to-date announced orders, fiscal 2012 second quarter sales are expected to be between $30.0 and $35.0 million, representing a significant increase from the $13.3 million first quarter level.* A portion of the expected revenue is subject to the receipt of purchase orders and the shipment and recognition of revenue occurring in the quarter.*

Based upon the anticipated gross profit margin and operating expense level, the company expects to report between $2.0 and $3.0 million of net income for the second quarter of fiscal 2012.*

Conference Call Details

FSI investors have the opportunity to listen to management’s discussion of its financial results on a conference call at 3:30 p.m. CT today. The company invites all those interested to join the call by dialing 888.989.5162 and entering access code 6859863. For those who cannot listen to the live broadcast, a replay will be available shortly after the call by dialing 800.685.0912.

About FSI

FSI International, Inc. is a global supplier of surface conditioning equipment, technology and support services for microelectronics manufacturing. Using the company’s broad portfolio of cleaning products, which include batch and single-wafer platforms for immersion, spray and cryogenic aerosol technologies, customers are able to achieve their process performance flexibility and productivity goals. The company’s support services programs provide product and process enhancements to extend the life of installed FSI equipment, enabling worldwide customers to realize a higher return on their capital investment. For more information, visit FSI’s website at http://www.fsi-intl.com.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains certain “forward-looking” statements (*), including, but not limited to second quarter beginning backlog and deferred revenue, second quarter-to-date announced orders, expected second quarter sales, anticipated second quarter gross margin and operating expense levels and expected second quarter net income. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those in such forward-looking statements. Such risks and uncertainties include, but are not limited to, changes in industry conditions; order delays or cancellations; general economic conditions; changes in customer capacity requirements and demand for microelectronics; the extent of demand for the company’s products and its ability to meet demand; global trade policies; worldwide economic and political stability; the company’s successful execution of internal performance plans; the cyclical nature of the company’s business; volatility of the market for certain products; performance issues with key suppliers and subcontractors; the level of new orders; the timing and success of current and future product and process development programs; the success of the company’s direct distribution organization; legal proceedings; the potential impairment of long-lived assets; and the potential adverse financial impacts resulting from declines in the fair value and liquidity of investments the company presently holds; the impact of natural disasters on parts supply and demand for products; as well as other factors listed herein or from time to time in the company’s SEC reports, including our latest 10-K annual report. The company assumes no duty to update the information in this press release.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	First Quarter Ended
	Nov. 26, 2011	Nov. 27, 2010
Sales	$13,282	$10,880
Cost of goods sold	7,744	5,709

Gross margin	5,538	5,171
Selling, general and administrative expenses	5,269	4,671
Research and development expenses	3,696	3,000

Operating loss	(3,427)	(2,500)
Interest and other (expense) income, net	314	(8)

Loss before income taxes	(3,113)	(2,508)
Income tax benefit	(69)	(6)

Net loss	$(3,044)	$(2,502)

Net loss per share – basic	$(0.08)	$(0.06)

Net loss per share – diluted	$(0.08)	$(0.06)

Weighted average common shares
Basic	38,862	38,544
Diluted	38,862	38,544

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	Nov. 26, 2011	Aug. 27, 2011
Assets
Current assets
Cash, restricted cash and cash equivalents	$17,843	$20,693
Receivables, net	12,149	23,196
Inventories, net	55,330	48,630
Other current assets	4,630	4,241

Total current assets	89,952	96,760

Property, plant and equipment, net	14,994	14,805

Marketable securities	1,907	1,907
Investment	460	460
Other assets	1,628	1,677

Total assets	$108,941	$115,609

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$8,594	$11,226
Deferred profit*	2,550	2,997
Accrued expenses	6,851	7,473

Total current liabilities	17,995	21,696

Long-term accrued expenses	359	392

Total stockholders’ equity	90,587	93,521

Total liabilities and stockholders’ equity	$108,941	$115,609

*	Deferred profit reflects deferred revenue less manufacturing and other related costs.

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FSI INTERNATIONAL, INC. AND SUBSIDIARIES

MISCELLANEOUS FINANCIAL INFORMATION

(in thousands, except percentages, per share and total employee data)

(unaudited)

	First Quarter Ended
	Nov. 26, 2011	Nov. 27, 2010
Sales by Area

United States	17%	23%
International	83%	77%

Cash Flow Statement

Capital expenditures	$1,973	$476
Depreciation	$591	$585

Miscellaneous Data

Total employees, including contract	367	304
Book value per share	$2.33	$2.10
Shares outstanding	38,865	38,544

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